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                                                                   Exhibit 10.21


                               FIRST AMENDMENT TO
                         COMMON STOCK PURCHASE AGREEMENT


         This FIRST AMENDMENT to COMMON STOCK PURCHASE AGREEMENT (this "Amendment") is made and entered into this ___ day of October 2000, by and between BECKMAN COULTER, INC. ("Beckman") and CELLOMICS, INC. (the "Company").


                                   WITNESSETH


         WHEREAS, Beckman and the Company have entered into a certain Common Stock Purchase Agreement dated June 9, 2000 (the "Purchase Agreement") whereby Beckman purchased 153,256 shares of the Company's Common Stock; and

         WHEREAS, Beckman and the Company wish to amend certain provisions of the Purchase Agreement.

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto amend the Purchase Agreement and agree as follows:

         1. COMMON STOCK. Beckman and the Company agree that the definition of Common Stock, as such term is used in the Purchase Agreement, shall be deleted in its entirety and replaced with the following:

                  Common Stock shall mean the Company's authorized Eight Million (8,000,000) shares of Common Stock, par value $.01 per share.

         2. PREFERRED STOCK. Beckman and the Company agree that the definition of Preferred Stock, as such term is used in the Purchase Agreement, shall be deleted in its entirety and replaced with the following:

                  Preferred Stock shall mean the Company's authorized Four Million Three Hundred Seventy-Four Thousand Five Hundred (4,374,500) shares of Preferred Stock, par value $.01 per share.

         3. REPRESENTATIONS AND WARRANTIES. Except as is otherwise modified, amended and/or restated in this Section 3, the representations and warranties of the Company as are set forth in Section 5.1 of the Purchase Agreement shall be true and correct in all material respects as of the date of this Amendment.

                  a. ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. Section 3.1 of the Purchase Agreement is hereby amended in order to attach, as Exhibit A, the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") as presently in effect on the date hereof.

                  b. CAPITALIZATION. Section 3.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:


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                  As of the date of this Amendment, the Company's authorized capital stock consists of (a) Eight Million (8,000,000) shares of Common Stock, par value $.01 per share of the Company (the "Common Stock"), of which One Million Three Hundred Thirty-Eight Thousand Five Hundred Seventy-Five (1,338,575) shares are issued and outstanding, and (b) Four Million Three Hundred Seventy-Four Thousand Five Hundred (4,374,500) shares of Preferred Stock, par value $.01 per share of the Company ("Preferred Stock"), of which (i) Two Million Twenty-Four Thousand Five Hundred (2,024,500) shares have been designated Series A Preferred Stock, par value $.01 per share of the Company (the "Series A Preferred"), of which One Million Nine Hundred Sixty-Six Thousand Six Hundred Eighteen (1,966,618) shares are issued and outstanding, (ii) Seven Hundred Thousand (700,000) shares have been designated Series B Preferred Stock, par value $.01 per share of the Company (the "Series B Preferred"), of which Six Hundred Ninety-Three Thousand Six Hundred Seventy-Five (693,675) shares are issued and outstanding, and (iii) One Million Six Hundred Fifty Thousand (1,650,000) shares have been designated as Series C Preferred Stock, par value $.01 per share of the Company (the "Series C Preferred"), of which One Million Six Hundred Forty-Five Thousand Six Hundred Thirty-Nine(1,645,639) are issued and outstanding. The Company has (i) issued warrants exercisable for 388,141 and 57,829 shares of Common Stock and Preferred Stock, respectively and (ii) reserved 742,900 shares of Common Stock for issuance under its stock incentive plans, duly adopted by the Board of Directors and approved by the Company's stockholders of which options to purchase 493,057 shares of Common Stock have been granted. Upon consummation of the Closing, all issued and outstanding shares of capital stock of the Company will have been duly authorized and validly issued, will be fully paid and nonassessable and will have been issued in compliance with all applicable federal and state securities laws. The Company holds no shares of its capital stock in its treasury.

                  In the event of a sale of New Securities (as such term is defined in that certain Amended and Restated Shareholders' Agreement dated September 27, 2000 (the "Restated Shareholders' Agreement")), each holder of Series A Preferred, Series B Preferred and Series C Preferred (collectively, the "Preferred Shareholders") have certain preemptive and participation rights which entitle it to purchase and sell up to its Preemptive Share (as such term is defined in the Restated Shareholders' Agreement) of such New Securities.

                  Each Preferred Shareholder has certain conversion rights pursuant to Article III, Part B, Section 3 of the Restated Certificate which entitle it to convert each share of Preferred Stock into such number of shares of Common Stock as is determined by dividing $5.62 (with respect to a holder of Series A Preferred), $12.07 (with respect to a holder of Series B Preferred) or $18.23 (with respect to a holder of Series C Preferred) by the Conversion Price (as such term is defined in the Restated Certificate). The initial Conversion Price is $5.62(with respect to a holder of Series A Preferred), $12.07 (with respect to a holder of Series B Preferred) or $18.23 (with respect to a holder of Series C Preferred). However, if the Company should issue Additional Shares of Common Stock (as such term is defined in the Restated Certificate), the Conversion Price may, under certain circumstance presented by the Restated Certificate be adjusted to account for such additional issues.

                  Each Preferred Shareholder is entitled to certain dividend rights under Article III, Part B, Section 6 of the Restated Certificate which entitle it to receive cumulative, annual


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                  dividends at a rate equal to forty-five cents ($0.45) (with respect to a holder of Series A Preferred), ninety-seven cents ($0.97) (with respect to a holder of Series B Preferred) or one dollar and forty six cents ($1.46) (with respect to a holder of Series C Preferred) per annum per share. Dividends payable on Preferred Stock may, at the Company's option, be paid either in cash or in shares of Common Stock.

                  Pursuant to that certain Letter Agreement dated January 15, 1998 by and between the Company and Carl Zeiss Holding Co. ("Zeiss"), Zeiss and Company have agreed that Zeiss shall have the right to certain anti-dilution rights to which the holders of the Series A Preferred are entitled under the conversion rights provisions of the Restated Certificate.

                  On July 21, 1999, the Company entered into an agreement which provided for an equipment financing line of credit with Oxford Venture Finance, LLC ("OVF"). Under the agreement, OVF is entitled to receive warrants to purchase shares of the Company's common stock (with an exercise price of $6.60) equal to 2.35% of the borrowings under the line of credit divided by the $6.60 exercise price.

                  Except as set forth in this Section 3.3, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) for the purchase or acquisition from the Company of any of its shares of capital stock.

                  c. AUTHORIZATION. The third sentence of Section 3.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

                  The execution and delivery by the Company of this Agreement and compliance herewith, and the offer, and subject to obtaining requisite approvals of the Company's stockholders, the issuance and sale of the Shares will not, with or without notice or the passage of time or both, result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute be affected, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon a default under any provision of, (i) any state or federal law to which the Company is subject, (ii) the Amended and Restated Certificate or By-Laws, or (iii) any material mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company is a party or by which it or any of its property is bound, or may any of the properties or assets of the Company pursuant to any such term or give any other person or entity the right to accelerate the time for performance of any obligation of the Company; provided, however, that, notwithstanding the foregoing, the Purchaser, the holders of Preferred Stock and Carl Zeiss Holding Co. have registration rights that are similar in certain respects and may be construed as competing rights.

                  d. NO MATERIAL ADVERSE CHANGE. The following provision shall be added as Section 3.12 of the Purchase Agreement:

                  Since June 9, 2000, the Company has not experienced any occurrence or event which, to the knowledge of the Company, is likely to result in a material adverse effect on the Company.


         4. RATIFICATION AND CAPITALIZED TERMS. Except as herein revised, Beckman and the Company hereby ratify and reaffirm the Purchase Agreement


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         in its entirety, and the Purchase Agreement remains in full force and effect. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Common Stock Purchase Agreement to be executed as of the day and year first above written.

Attest:                             Beckman Coulter, Inc.




                                    By:         [Illegible]
----------------------------           --------------------------------
                                    Name:
                                    Title:



Attest:                             Cellomics, Inc.



                                    By: /s/ D. LANSING TAYLOR
-----------------------------          --------------------------------
                                         D. Lansing Taylor
                                         President